Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Tommy Pruitt	Wes Harris
Senior Communications Director	Investor Relations Director
Force Protection, Inc.	Force Protection, Inc.
843.574.3866	843-574-3892

Force Protection Awarded $82.3 Million for Independent Suspension Upgrades

Ladson, SC (April 5, 2010) — Force Protection, Inc. (NASDAQ: FRPT), a leading designer, developer and manufacturer of survivability solutions and provider of total life cycle support for those products, today announced  it has received an $82.3 million modification to contract M67854-07-D-5031 from the United States Marine Corps Systems Command  for independent suspension system (ISS) kits for Cougar vehicles.  The modification is subject to definitization.  Work will be performed at the MRAP Sustainment Facility (MSF) in Kuwait and is expected to be completed by December 31, 2010.

Randy Hutcherson, Chief Operating Officer for Force Protection, said, “This award is important to the performance of ongoing difficult but important missions in Afghanistan.  We are extremely proud of the proven performance and continued durability of our Cougar fleet and look forward to maintaining this important asset in the years to come.  Our ability to stand up service operations forward into Kuwait and now Afghanistan enables us to provide the best possible service to the war fighter at a critical time for operations in the Middle East. We are happy to receive this order which demonstrates continued demand for modernization of the vehicles and bodes well for a strong second half of the year, however we will continue to see unevenness in our quarterly financial results with the first quarter proving to be challenging.”

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, including the Buffalo, Cougar and related variants, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats. In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of highly-skilled field service representatives, and advanced on and off-road driver and maintenance training programs. For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth and demand for Force Protection’s products and services, including its modernization, spares and sustainment business; the anticipated work completion dates for our products and services; the anticipated long-term demand for service, support and upgrade work to the Company’s fleet of vehicles; the Company’s execution of its business strategy and strategic transformation, including its opportunities to grow the business; and the Company’s expected financial and operating results, including its revenues, cash flow and gross margins, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause

Force Protection, Inc.

9801 Highway 78 Bldg 1

Ladson SC  29456

actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, ability to effectively manage the risks in the Company’s business; the ability to develop new technologies and products and the acceptance of these technologies and products; the ability to obtain new orders for its vehicles and products; the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.